Exhibit 99.1

Lincoln Financial Group Announces the Early Tender Results and Upsizing of Its Cash Tender Offers

For Certain Outstanding Debt Securities

(RADNOR, Pa.) December 19, 2016—Lincoln Financial Group (NYSE: LNC) (the “Company”) today announced that, pursuant to its previously announced cash tender offers (the “Offers”) for (i) up to $175,000,000 aggregate principal amount of its 8.75% Senior Notes due 2019 (the “8.75% Notes”) and (ii) up to $150,000,000 aggregate principal amount of its 6.15% Senior Notes due 2036 (the “6.15% Notes” and, together with the 8.75% Notes, the “Notes”), approximately $450 million in aggregate principal amount of Notes were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on December 16, 2016 (the “Early Tender Deadline”).

The Company also announced that it increased the Tender Cap for the cash tender offer for the 8.75% Notes from $175,000,000 to $200,000,000. The terms and conditions of the Offers are described in the Offer to Purchase dated December 5, 2016 (as amended, the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), and remain unchanged except as amended hereby.

The following table sets forth certain information regarding the Notes and the Offers, including the aggregate principal amount of each series of Notes that was validly tendered and not validly withdrawn on or prior to the Early Tender Deadline and the applicable proration factor for each series of Notes:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Aggregate Principal Amount Tendered	Proration Factor (1)
8.75% Senior Notes due 2019	534187AX7	$487,056,000	$200,000,000	$288,987,000	69.21%
6.15% Senior Notes due 2036	534187AR0	$498,000,000	$150,000,000	$160,725,000	93.33%

(1)	Rounded to the nearest hundredth of one percent.

Because the aggregate principal amount of the 8.75% Notes and the 6.15% Notes validly tendered and not withdrawn prior to the Early Tender Deadline exceeds the applicable Tender Cap, each series of Notes will be subject to proration, as described in the Offer to Purchase and the Letter of Transmittal, based on the applicable proration factor set forth above. Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company and otherwise returned in accordance with the Offer to Purchase and the Letter of Transmittal.

As previously announced, the Total Consideration (as defined in the Offer to Purchase) for each series of Notes will be determined at 2:00 p.m., New York City time, today, December 19, 2016, as described in the Offer to Purchase and the Letter of Transmittal. Holders of Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be eligible to receive the Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered by such holders and accepted for purchase by the Company. Accrued interest up to, but not including, the Early Settlement Date (as defined below) will be paid in cash on all Notes accepted for purchase by the Company.

The settlement date for the Notes accepted by the Company in connection with the Early Tender Deadline is expected to be on December 20, 2016 (the “Early Settlement Date”).

Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on January 3, 2017, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Deadline.

The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Offers; (ii) extend, terminate or withdraw each Offer; or (iii) otherwise amend the Offers in any respect.

Information Relating to the Offers

Wells Fargo Securities, LLC, BofA Merrill Lynch and Citigroup Global Markets, Inc. are acting as the dealer managers for the Offers. The information agent and tender agent for the Offers is Global Bondholder Services Corp. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-3900 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Offers should be directed to Wells Fargo Securities, LLC, at (704) 410-4760 (collect) or (866) 309-6316 (toll free), BofA Merrill Lynch at (980) 387-3907 (collect) or (888) 292-0070 (toll-free), or Citigroup at (212) 723-6106 (collect) or (800) 558-3745 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses.

Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The Company had $228 billion in assets under management as of September 30, 2016. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter, LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding the cash tender offers for certain outstanding senior notes of the Company. A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. For a list and description of some of such risks and uncertainties, see the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time-to-time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, except as required by law, we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Lincoln Financial Group

Chris Giovanni

484-583-1793

Investor Relations

InvestorRelations@LFG.com

or

Michael Arcaro

484-583-1799

Media Relations

michael.arcaro@LFG.com